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                                                                   Exhibit 10.03



                                 THE GENTEK INC.
                                PERFORMANCE PLAN

                        (Effective As of April __, 1999)

                                    ARTICLE I

                                  Introduction

       The purpose of The GenTek Inc. Performance Plan is to provide incentives to key Employees of the Corporation to enhance the value of the Corporation. Awards will generally be earned based upon the Corporation's financial and operating performance measured against pre-established Incentive Targets, and will be made in cash.

                                   ARTICLE II

                                   Definitions

       2.1. "Board" shall mean the Board of Directors of the Corporation.

       2.2. "Cause" shall mean (a) the Participant's failure substantially to perform his or her duties as an Employee; or (b) the Participant's engaging in misconduct that is injurious to the Corporation.

       2.3. "Change of Control" shall mean the occurrence of any one of the following events:

           (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Corporation, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any of its Subsidiaries, or any record or beneficial holder of any Stock or Class B Common Stock of the Corporation as of the Effective Date or any descendant, other family member, any affiliate thereof or any trust for the benefit of any of the foregoing (collectively, the "Excluded Holders")), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directory or indirectly, of securities of the Corporation representing (A) 35% or more of the combined voting power of the Corporation's


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       then outstanding securities having the right to vote in an election of a majority of the Corporation's Board of Directors ("Voting Securities") (other than as a result of an acquisition of securities directly from the Corporation) and (B) more of the combined voting power of the Corporation's Voting Securities than is possessed by the Voting Securities beneficially owned by the Excluded Holders;

           (ii) persons who, as of the Effective Date, constitute the Corporation's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Corporation subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

           (iii)the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation or any Subsidiary where the shareholders of the Corporation, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate a majority of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
       (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Corporation or (C) any plan or proposal of the liquidation or dissolution of the Corporation.

       Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Corporation which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any person to 35% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in the preceding clause of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

       2.4. "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.


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       2.5.   "Committee" shall mean the Compensation Committee of the Board or, if no such Committee is in office at the relevant time, the Board.

       2.6.   "Corporation" shall mean GenTek Inc.

       2.7. "Covered Employee" shall mean each Employee who is a "covered employee" for the relevant fiscal year of the Corporation within the meaning of
Section 162(m) of the Code.

       2.8. "Deferred Award" shall mean the amount, if any, relating to an Earned Performance Award, the payment of which has been deferred in accordance with Article VI.

       2.9. "Earned Performance Award" shall mean the portion of a Performance Award determined to have been earned by the Participant pursuant to Section 4.3.

       2.10. "Employee" shall mean an employee or the Corporation or a Subsidiary.

       2.11. "First Payment Date" shall, unless otherwise determined by the Committee, mean the date upon which the first installment of an Earned Performance Award shall vest pursuant to Section 4.4, which date shall occur as soon as practicable after the completion of the audit by the Corporation's independent public accountants of the Corporation's financial statement for the related Performance Segment.

       2.12. "Incentive Formula" shall mean, as the context so requires, the formula determined by the Committee pursuant to Section 4.2 to be used to determine the earned portion of each Performance Segment or the formula determined by the Committee pursuant to Section 5.1 to be used to determine the amount of any annual bonus earned by a Covered Employee.

       2.13. "Incentive Target" shall mean one or more performance targets established by the Committee that are based upon measures of Corporation-wide and/or operating unit performance in any of the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio or return on capital.

       2.14. "Long-Term Participant" shall mean any Employee who participates in the Long-Term Program.

       2.15. "Long-Term Program" shall mean the portion of the Plan relating to the grant and exercise of the Performance Awards.


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       2.16. "Participant" shall mean any Employee who participates in the Plan.

       2.17. "Payment Date" shall mean the First Payment Date, the Second Payment Date or the Third Payment Date, as the case may be.

       2.18. "Performance Award" for any Performance Period shall mean an award allocated by the Committee, at the time of grant, among the years in such Performance Period.

       2.19. "Performance Period" shall mean a period of one or more fiscal years of the Corporation selected by the Committee.

       2.20. "Performance Segment" with respect to any Performance Award shall mean the portion of such Performance Award allocated by the Committee to a particular year in the Performance Period.

       2.21. "Plan" shall mean The GenTek Inc. Performance Plan.

       2.22. "Second Payment Date" with respect to any Performance Period shall mean the first anniversary of the First Payment Date with respect to such Performance Period.

       2.23. "Short-Term Program" shall mean the portion of the Plan relating to the award and payment of the annual bonuses to Covered Employees.

       2.24. "Subsidiary" shall mean any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting power of the outstanding voting securities of such corporation or partnership.

       2.25. "Third Payment Date" with respect to any Performance Period shall mean the second anniversary of the First Payment Date with respect to such Performance Period.

       2.26. "Total Disability" shall mean the permanent inability of an Employee, as a result of accident or sickness, to perform any and every duty pertaining to such Employee's occupation or employment for which the Employee is suited by reason of the Employee's previous training, education and experience.


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                                   ARTICLE III

                                   Eligibility

       3.1. Long-Term Program. For each Performance Period, the Committee in its discretion shall select those key Employees who shall be Long-Term Participants. An Employee may be selected as a Long-Term Participant for more than one Performance Period.

       3.2. Short-Term Program. For each fiscal year of the Corporation, those Employees who are Covered Employees for such fiscal year shall participate in the Short-Term Program.


                                   ARTICLE IV

                                     Awards

       4.1. Grant of Awards. Prior to the beginning of the first year in a Performance Period (or such later date selected by the Committee), the Committee shall grant a Performance Award to each Employee designated as a Long-Term Participant for such Performance Period. If an Employee becomes a Long-Term Participant after the beginning of a Performance Period, the Committee shall determine whether, and on what terms and conditions, such Employee shall be entitled to a Performance Award for such Performance Period.

       4.2. Establishment of Incentive Target and Incentive Formula. The Committee shall determine the Incentive Target and the Incentive Formula applicable to the Performance Segment for such year. Unless otherwise determined by the Committee, such Incentive Formula shall specify the formula for determining (a) the percentage (if any) of the Performance Segment that will be earned if actual performance is less than the applicable Incentive Target and
(b) the additional amount payable to the Participant at the time the related Performance Award becomes vested if actual performance exceeds the applicable Incentive Target. The Committee may, at any time and from time to time, adjust the Incentive Target and/or Incentive Formula applicable to a Performance Segment.

       4.3. Performance Awards Earned Based on Achievement of Incentive Target. Unless otherwise determined by the Committee, a Participant's Earned Performance Award in respect of each year in a Performance Period shall be calculated by the Committee following the end of such year in accordance with the Incentive Formula


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applicable to such year. Except as otherwise provided in Section 4.5 or 4.6 or unless otherwise determined by the Committee, a Participant shall have no vested rights whatsoever relating to all or part of any Earned Performance Award unless the Participant is an Employee on the relevant Payment Date or Dates.

       4.4. Vesting of Performance Award. A Participant shall have no rights with regard to any portion of a Performance Award until such time as such portion of the Performance Award becomes earned and vested. Except as otherwise provided in this Section 4.4 or in Section 4.5 or 4.6, unless otherwise determined by the Committee, an Earned Performance Award shall vest in cumulative installments as follows:


                                                       Percentage of
                                                          Earned
                                                     Performance Award
                                                     -----------------
      First Payment Date                                    25%
      Second Payment Date                                   25%
      Third Payment Date                                    50%


       4.5. Accelerated Vesting of Performance Award. Notwithstanding anything to the contrary in Section 4.4, each Earned Performance Award shall vest at the time described below:

           (a) Death and Total Disability. If a Participant's employment terminates due to the Participant's death or Total Disability following the completion of any year during a Performance Period in which a portion of any Performance Award held by the Participant was earned, any portion of such Participant's Earned Performance Award that has not previously vested shall vest immediately.

           (b) Change of Control. In the event that a Change of Control occurs while the Participant is an Employee and following the completion of the first year during a Performance Period in which a portion of the corresponding Performance Award was earned, the Committee in its discretion may determine that any portion of such Participant's Earned Performance Award that has not previously vested shall vest and that all or any portion of any unearned Performance Award shall be earned and vested at such time or times as the Committee may determine.

           (c) Plan Termination. Unless otherwise determined by the Committee, if the Committee elects to terminate the Plan pursuant to Section 8.1, following the completion of any year during a Performance Period in which a portion of any


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       Performance Award was earned, the portion of each Participant's Earned
       Performance Award that has not previously vested shall continue to vest on the applicable Payment Date provided the Participant is an Employee on such Payment Date. If the Plan is terminated, the Committee shall determine whether uncompleted years in each Performance Period shall be
       (i) completed in accordance with the Plan, (ii) terminated without providing for any unearned portion of any Performance Award to be earned subsequently or (iii) be terminated as of a date determined by the Committee, in which case the achievement of each Incentive Target shall be determined as of such date (with such adjustments to each Incentive Target as the Committee deems appropriate) and the Earned Performance Award shall be determined by multiplying the Performance Award by a fraction, the numerator of which is the number of days in such year elapsed prior to the date of Plan termination and the denominator of which is 365.

       4.6. Forfeiture of Performance Award. Except as otherwise provided in
Section 4.5, if a Participant is not an Employee on any Payment Date, the Long-Term Participant shall forfeit all rights with respect to any unvested Performance Award or unvested Earned Performance Award, provided that unless the Long-Term Participant's employment is terminated for Cause, the Committee may, in its discretion, determine that any portion of any Performance Award held by such Long-Term Participant shall become fully earned and vested. If a Long-Term Participant's employment is terminated for Cause (as determined by the Committee in its sole discretion), the Long-Term Participant shall forfeit all rights with respect to any Performance Award.

       4.7. Maximum Amount Payable. The maximum amount payable as a Performance Award under this Article IV to each Covered Employee with respect to each fiscal year shall be established by the Committee as the time at which the Incentive Targets are established under Section 4.2, provided that in no event shall such amount exceed, when added to any annual bonus payable under Article V for such fiscal year, the lesser of (i) $2,000,000 and (ii) 200% of the base salary of such Covered Employee as in effect at the date the Incentive Targets are established.

                                    ARTICLE V

                      Annual Bonuses for Covered Employees

       5.1. Establishment of Incentive Targets and Incentive Formula. The Committee shall establish the Incentive Targets upon which, and the Incentive Formula pursuant to which, annual bonuses shall be payable, if at all, under the Plan to a Covered Employee with respect to the Company's performance during such fiscal year.


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       5.2. Maximum Amount Payable. The maximum amount payable as an annual bonus under the Plan to each Covered Employee with respect to each fiscal year shall be established by the Committee at the time at which the Incentive Targets are established under Section 5.1, provided that in no event shall such amount exceed, when added to any amount payable as a Performance Award under Article IV for such fiscal year, the lesser of (i) $2,000,000 and (ii) 200% of the base salary of such Covered Employee as in effect at the date the Incentive Targets are established.

       5.3. Payment of Awards. If following the end of a fiscal year the Committee determines that the relevant Incentive Targets for such fiscal year have been satisfied, in whole or in part, the Committee shall authorize the payment to each of the Covered Employees of the amount specified for such Covered Employee pursuant to Section 5.2 (or such lesser amount as the Committee, in its sole discretion, shall determine to be appropriate).

       5.4. No Limitation to Corporate Action. Nothing in this Article V shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, form authorizing the payment to the Covered Employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Corporation and/or its Subsidiaries (whether or not approved by stockholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

                                   ARTICLE VI

                     Limitations on and Deferral of Payment

       6.1. Election to Defer. With the consent of the Committee a Participant who is one of "a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, may designate that payment of all or a portion of an amount of any annual bonus payable under Article V and the amount determined by the Committee to be payable relating to a vested Earned Performance Award, whether payable as of the First Payment Date, Second Payment Date or Third Payment Date, be deferred (a) until a specified date, (b) until the termination of his or her employment, or (c) with the consent of the Committee, until such other time or times designated by the Participant pursuant to payment options determined by the Committee. The Participant shall make such election by furnishing written notice to the Committee, no later than the last day of the year prior to the year in which the amount to be deferred would otherwise have been paid, specifying the deferral period and the period (not exceeding five years)


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over which payments shall be made after such deferral; provided, however, that any deferral of any amount payable with respect to any portion of an Earned Performance Award shall not be effective if the Participant is not an Employee on the applicable Payment Date.

       6.2. Interest on Deferred Amounts. Each Deferred Award shall be credited with interest additions, based on the average interest rate on ten-year U.S. Treasury Notes as reported by the Federal Reserve Board on a weekly average basis and published in The Wall Street Journal. Interest additions, unless otherwise determined by the Committee, will be credited quarterly in arrears based on the unweighted arithmetical average of such Treasury Note rates published on the last day of each week in such calendar quarter.

       6.3. Payment. The Deferred Awards due each Participant, together with interest thereon, shall be paid to such Participant (or, in the event of his or her death, to his or her designated beneficiary or, if none, to his or her estate) in a lump sum on the date, or in installments on the dates, specified in his or her election. If payments are made in installments, the amount of each installment shall be determined as of the day on which an installment becomes due by dividing the aggregate value of his or her Deferred Award including accrued interest by the number of installments remaining to be paid, including the installment then due.

       6.4. Acceleration of Distributions Due to Hardship. A Participant who believes he or she is suffering from hardship may apply to the Committee for payment of the Deferred Award to alleviate such hardship. Upon receipt of the Participant's application, the Committee may direct distribution to the Participant of such portion of his or her Deferred Award as the Committee may determine is required to alleviate such hardship. "Hardship" shall mean a need for financial assistance in meeting emergencies which would cause great hardship to such Participant or members of his or her immediate family.

       6.5. Claims Procedure. All claims for benefits relating to a Deferred Award shall be filed in writing with the Committee in accordance with such procedures as the Committee shall reasonably establish. If a claim is denied, the Committee generally will provide the Participant with a written explanation of the denial within ninety (90) days after the claim is filed. If the Participant does not agree with the denial, the Participant may file with the Committee a written request for review within sixty (60) days of the date the Participant receives the denial. Within sixty (60) days thereafter, the Committee will provide the Participant with a written decision on review.


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                                   ARTICLE VII

                               Plan Administration

       7.1. Powers of the Committee. The Committee shall have the authority, subject to the terms of the Plan, to determine each Participant's Performance Award and Earned Performance Award, to determine the reasonableness of awards, to make all other determinations under the Plan and to interpret and administer the Plan, taking into account its purposes and such other factors as the Committee may deem relevant; provided, however, that, with respect to individual Participants who are not Covered Employees, the Committee may delegate authority to administer the Plan to another committee consisting of one or more members of the Board of the Corporation (the "Employee Committee"). Unless the context otherwise requires, the term "Committee" shall refer to both the Committee and the Employee Committee. Neither the Committee nor any member thereof nor the Corporation shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any Participant under the Plan.

       7.2. Duties of the Committee. Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. All actions and determinations of the Committee shall be conclusive and binding on all Participants, their beneficiaries and estates.

       7.3. Action Taken in Good Faith. The members of the Committee and the Corporation and its officers, directors and employees shall be entitled to rely upon all certificates and reports made by any accountant, and upon all opinions given by any legal counsel, and the members of the Committee, the Corporation and its officers, directors and employees shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such certificates, reports, opinions or other advice of any accountant or legal counsel, and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their beneficiaries.

       7.4. Indemnification. In addition to all other rights of indemnification that may exist, the Corporation shall indemnify the Committee, the Employee Committee, each of their respective members, and officers and employees of the Corporation who assist in the administration and operation of the Plan for any liability, joint and/or several, arising out of or connected with their duties hereunder, except such liability as may arise from their gross negligence or willful misconduct.

       7.5. Expenses of Administration. The Corporation shall pay all expenses of administration of the Plan, including, without limitation, all expenses incurred by the


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Committee, accounting and legal fees and expenses, and any other expenses related to the administration of the Plan.

                                  ARTICLE VIII

                                  Miscellaneous

       8.1. Term and Amendment of the Plan. The Plan shall be effective as of April __, 1999 and shall continue until terminated. Subject to the provisions of
Section 4.5(c), the Committee may terminate or amend the Plan in any respect at any time by resolution of a majority of its members.

       8.2. Other Deferrals. Notwithstanding anything in the Plan to the contrary, the Committee may defer any payment to be made hereunder that, when added to all other payments made to a Participant, would result in non-deductible payments to the Corporation as a result of Section 280G of the Code or any law having similar effect. In the case of the deferral of any amount pursuant to this Section 8.2., the Committee shall provide for the payment of interest on such amounts in accordance with Section 6.2 (except that, in the case of a payment and deferred to avoid the effect of Section 280G, if a lower interest rate will achieve such result, then the lower interest rate necessary to achieve such effect at the earliest date shall be applied).

       8.3. Tax Withholding. The Corporation shall have the power to withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any amount payable under the Plan, and the Corporation may defer the payment of any amount until such requirements are satisfied.

       8.4. Inalienability of Interests. The Participant's interests under the Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. The Participant shall have only the rights of a general creditor of the Corporation with respect to his or her interests under the Plan.

       8.5. Limited Effect. Neither the establishment of the Plan nor participation in the Plan shall give a Participant the right to remain in the employ of the Corporation.

       8.6. Effect on Other Plans, Programs or Arrangements. The adoption of the Plan shall have no effect on awards made or to be made or compensation paid or to be paid


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pursuant to other plans, programs, or arrangements covering employees of the
Corporation, its Subsidiaries or Parent, or any predecessors or successors thereto.

       8.7. Governing Law. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of Delaware.


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